UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) o f the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2021

LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12933	94-2634797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LRCX	The Nasdaq Stock Market
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.     Entry into a Material Definitive Agreement
On June 17, 2021, Lam Research Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, which amends and restates the Company’s existing unsecured Amended and Restated Credit Agreement, dated as of November 10, 2015 (as amended, supplemented or otherwise modified, the “Existing Credit Agreement”).
The Second Amended and Restated Credit Agreement provides for an increase to the Company’s revolving unsecured credit facility, from $1.250 billion under the Existing Credit Agreement to $1.500 billion under the Second Amended and Restated Credit Agreement. The facility provides for a sublimit for the issuance of letters of credit on the Company’s or its subsidiaries’ behalf and provides for an expansion option that will allow the Company, subject to certain requirements, to request an increase in the facility of up to an additional $600 million, for a potential total commitment of $2.1 billion. The facility matures on June 17, 2026 (the “Second Amended and Restated Credit Agreement Maturity Date”). The proceeds of the loans may be used by the Company for general corporate purposes. As of June 17, 2021, no amount was outstanding under this facility.
The loans under the Second Amended and Restated Credit Agreement bear interest, at the Company’s option, at (x) a base rate determined in accordance with the Second Amended and Restated Credit Agreement, plus a spread of 0.00% to 0.30%, or (y) a LIBOR rate plus a spread of 0.805% to 1.30%, in each case plus a facility fee, with such spread and facility fee determined based on the rating of the Company’s non-credit enhanced, senior unsecured long-term debt. Such spreads are further subject to sustainability adjustments that cumulatively may result in a maximum positive or negative adjustment of 0.01% and such facility fee is also subject to sustainability adjustments that cumulatively may result in a maximum positive or negative adjustment of 0.04%, in each case based on the Company’s performance of certain energy savings and health and safety standards metrics. Principal, together with all accrued and unpaid interest, is due and payable on the Second Amended and Restated Credit Agreement Maturity Date. Additionally, the Company has agreed to pay the lenders a commitment fee at a quarterly rate that varies depending on the Company’s rating as described above.
The Second Amended and Restated Credit Agreement contains customary affirmative and negative covenants. Affirmative covenants include, among other things, delivery of financial statements, compliance certificates and notices; maintenance of properties and insurance; preservation of existence; and compliance with applicable laws and regulations. Negative covenants include, among other things, limitations on liens; limitations on subsidiary indebtedness; limitations on mergers, consolidations and sales of assets; changes in the nature of the business; and limitations on affiliate transactions. The Second Amended and Restated Credit Agreement also contains a financial covenant that requires the Company to maintain a consolidated debt to adjusted EBITDA ratio of less than or equal to 3.50 to 1.00 for the period of four fiscal quarters then ended, commencing on June 30, 2021.
The Second Amended and Restated Credit Agreement also contains customary events of default including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events and change in control of the Company, subject to grace periods in certain instances. Upon an event of default, the lenders may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Second Amended and Restated Credit Agreement.
Certain of the lenders under the Second Amended and Restated Credit Agreement and their respective affiliates are currently performing, have performed, and may in the future perform, various commercial banking, investment banking, and other financial advisory services for the Company and its subsidiaries, for which they have received, and will receive, customary fees and expenses.
The foregoing description of the Second Amended and Restated Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Second Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure under item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in response to this Item 2.03.

Item 9.01.     Financial Statements and Exhibits
(d)    Exhibits

10.1    Second Amended and Restated Credit Agreement dated June 17, 2021, among Lam Research Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders listed therein.

104    Cover Page Interactive Data File - (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 21, 2021	LAM RESEARCH CORPORATION
(Registrant)

	By:	/s/ Douglas R. Bettinger
Douglas R. Bettinger
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)